Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 31, 2015, between Allison Transmission, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, as trustee under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of May 6, 2011, providing for the issuance of 7.125% Senior Notes due 2019 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee may, with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding voting as a single class (the “Requisite Consents”), amend or supplement the Indenture and the Notes;

WHEREAS, the Company has: (i) offered to purchase for cash any and all of the outstanding Notes (the “Tender Offer”) and (ii) solicited consents (the “Consent Solicitation”) to amend the Indenture to allow for, among other things, the elimination of substantially all of the restrictive covenants and certain events of default and related provisions contained in the Indenture and the Notes (the “Proposed Amendments”), upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement, dated as of March 18, 2015 (as the same may be amended, supplemented or modified from time to time, the “Statement”), and in the related Letter of Transmittal and Consent (as the same may be amended, supplemented or modified from time to time, together with the Statement, the “Offer Materials”);

WHEREAS, in connection with the Tender Offer and Consent Solicitation, the Company will, upon the satisfaction of certain conditions set forth in the Offer Materials, pay an aggregate cash payment equal to $1,042.00 for each $1,000 principal amount of Notes purchased pursuant to the Tender Offer and Consent Solicitation (the “Total Consideration”). The Total Consideration consists of: (i) $1,012.00 for each $1,000 principal amount of Notes validly tendered and not validly withdrawn (the “Tender Offer Consideration”) and (ii) $30.00 for each $1,000 principal amount of Notes for which consents to the Proposed Amendments are validly delivered and not validly revoked, in each case, to Global Bondholder Services Corporation, the information agent and depositary for the Tender Offer and Consent Solicitation (the “Depositary”), acting on behalf of Holders who validly tendered Notes and delivered consents at or prior to the Consent Time (as defined in the Offer Materials) and did not validly withdraw such Notes or revoke such consents at or prior to the Withdrawal Time (as defined in the Offer Materials);

WHEREAS, the Company’s ability to effect the Proposed Amendments is conditioned upon, among other things, receipt by the Company of the Requisite Consents, with such Proposed Amendments becoming operative with respect to the Indenture only if the Company pays the Total Consideration or the Tender Offer Consideration (the time of such payment being referred to herein as the “Operative Time”), as the case may be, to the Depositary or, upon the Depositary’s instructions, The Depository Trust Company, on behalf of the Holders;

WHEREAS, the Company has received the Requisite Consents to effect the Proposed Amendments (based on certifications made by the Depositary), and has provided the Trustee with an Officer’s Certificate and an Opinion of Counsel pursuant to Section 9.05 of the Indenture certifying as to the same;

WHEREAS, the Company has been authorized by a resolution of its Board of Directors to enter into this Supplemental Indenture;

WHEREAS, pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid indenture and agreement according to its terms have been done.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AMENDMENTS TO THE INDENTURE AND THE NOTES.

2.1. Amendment of Sections 1.01 and 1.02.

Sections 1.01 and 1.02 are amended by deleting from such section those defined terms and section references that, by virtue of the amendments effected by this Supplemental Indenture, are no longer used in the Indenture or the Notes as amended hereby.

2.2. Amendment of Section 3.09.

Section 3.09 of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes, and is replaced with the following: “[Intentionally Omitted].”

2.3. Amendment of Sections 4.03 through 4.14.

Sections 4.03 through 4.14 of the Indenture, inclusive, are hereby deleted in their entirety, together with any references thereto in the Indenture or the Notes, and each such section is replaced with the following: “[Intentionally Omitted].”

2.2. Amendment of Sections 4.17 through 4.19.

Sections 4.17 through 4.19 of the Indenture, inclusive, are hereby deleted in their entirety, together with any references thereto in the Indenture or the Notes, and each such section is replaced with the following: “[Intentionally Omitted].”

2.3. Amendment of Section 5.01.

Section 5.01 of the Indenture is hereby deleted in its entirety, together with any references thereto in the Indenture or the Notes, and is replaced with the following: “[Intentionally Omitted].”

2.4. Amendment of Sections 6.01(a)(iii) through 6.01(a)(viii).

Sections 6.01(a)(iii) through 6.01(a)(viii) of the Indenture, inclusive, are hereby deleted in their entirety, together with any references thereto in the Indenture or the Notes, and each such section is replaced with the following: “[Intentionally Omitted].”

3. EFFECTIVENESS OF THIS SUPPLEMENTAL INDENTURE. Upon the execution of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be amended and supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby; provided, however, that the amendments to the Indenture referred to in Section 2 above will not become operative until the Operative Time. The Company shall give the Trustee prompt written notice of the occurrence of the Operative Time.

4. RATIFICATION OF INDENTURE; SUPPLEMENTAL INDENTURE PART OF INDENTURE. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. GOVERNING LAW. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

6. COUNTERPART ORIGINALS. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

7. EFFECT OF HEADINGS. The headings of the Articles and Sections of this Supplemental Indenture have been inserted for convenience of reference only, are not to be considered a part of this Supplemental Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

8. TRUSTEE DISCLAIMERS. The Trustee accepts the amendments of the Indenture effected by this Supplemental Indenture, but on the terms and conditions set forth in the Indenture, including the terms and provisions defining and limiting the liabilities and responsibilities of the Trustee. Without limiting the generality of the foregoing, the Trustee shall not be responsible in any manner whatsoever for or with respect to any of the recitals or statements contained herein, all of which recitals or statements are made solely by the Company, or for or with respect to (i) the validity or sufficiency of this Supplemental Indenture or any of the terms or provisions hereof; (ii) the proper authorization hereof by the Company by action or otherwise; (iii) the due execution hereof by the Company; or (iv) the consequences of any amendment herein provided for, and the Trustee makes no representation with respect to any such matters.

9. SUCCESSORS. All agreements of the Company in this Supplemental Indenture shall bind its successors, except as otherwise provided in the Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

10. PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS. No director, officer, employee, incorporator or stockholder of the Company, any of its Subsidiaries or any of its direct or indirect parent entities, as such, will have any liability for any obligations of the Company under this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or its creation. Each Holder of Notes by accepting a Note waives and releases all such liability.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

ALLISON TRANSMISSION, INC.

By:	/s/ Eric C. Scroggins
	Name:	Eric C. Scroggins
	Title:	Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Martin Reed
	Name:	Martin Reed
	Title:	Vice President

[Signature Page to First Supplemental Indenture]